Exhibit 99.1

Contacts:
Big 5 Sporting Goods Corporation
Charles Kirk
Sr. Vice President and Chief Financial Officer
(310) 536-0611

Robert Jaffe
PondelWilkinson MS&L
(323) 866-6060

BIG 5 SPORTING GOODS CORPORATION ANNOUNCES
FISCAL 2003 THIRD QUARTER RESULTS

•	Third Quarter Highlights
•	Diluted EPS Increases 25% to $0.30 Versus Pro Forma $0.24
•	3.3% Same Store Sales Increase Represents 31st Consecutive Quarterly Increase
•	Revenues Grow to $183.3 Million

•	Conference Call Scheduled Today at 2:00 p.m. (Pacific); Simultaneous Webcast at www.big5sportinggoods.com

El Segundo, CA - October 29, 2003 - Big 5 Sporting Goods Corporation (Nasdaq: BGFV), the leading sporting goods retailer in the western United States, today reported financial results for the fiscal 2003 third quarter that ended on September 28, 2003.

For the 2003 third quarter, net sales increased by $12.4 million, or 7.2%, to $183.3 million from $170.9 million in the third quarter of 2002. Same store sales increased 3.3% versus the third quarter last year, representing the company’s thirty-first consecutive quarterly increase in same store sales over comparable prior periods. Gross profit margin increased 1.0% during the third quarter to 35.6% from gross profit margin of 34.6% for the same period last year. Selling and administrative expenses were 26.4% of net sales for the 2003 third quarter. This compares to 2002 third quarter selling and administrative expense calculated in accordance with generally accepted accounting principles (GAAP) of 26.0% of net sales and 2002 third quarter pro forma selling and administrative expenses of 25.7% of net sales after excluding certain effects related to the company’s initial public offering (IPO) and exercise of the underwriters’ overallotment option in mid-2002.

Net income available to common stockholders for the 2003 third quarter, calculated in accordance with GAAP, was $6.7 million, or $0.30 per diluted share, compared to GAAP net loss to common stockholders of $1.4 million, or $0.07 per diluted share, in the same period last year. Third quarter 2002 pro forma net income available to common stockholders was $5.5 million, or $0.24 per diluted share.

For the nine months ended September 28, 2003, net sales increased by $27.2 million, or 5.5%, to $517.9 million from $490.7 million in the first nine months of 2002. Same store sales increased 1.6% versus the same period last year. Gross profit margin increased 0.4% during the first nine

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months of 2003 to 35.8% from gross profit margin of 35.4% for the comparable period last year. Selling and administrative expenses were 27.0% of net sales for the first nine months of 2003. This compares to selling and administrative expenses calculated in accordance with GAAP of 27.0% of net sales for the first nine months of 2002 and pro forma selling and administrative expenses of 26.4% of net sales for the first nine months of 2002.

Net income available to common stockholders for the first nine months of 2003, calculated in accordance with GAAP, increased to $16.4 million, or $0.72 per diluted share, compared to GAAP net income available to common stockholders of $2.3 million, or $0.12 per diluted share in the same period last year. Results for the nine months ended September 28, 2003 include $875,000, net of taxes, or $0.04 per diluted share, related to a charge associated with the redemption of $20.0 million face value of the company’s 10.875% senior notes. Excluding this charge, net income available to stockholders for the first nine months of 2003 was $17.3 million, or $0.76 per diluted share. This compares to pro forma net income available to common stockholders for the first nine months of 2002 of $15.8 million, or $0.70 per diluted share.

“We are pleased to report an outstanding quarter. Staying true to our proven business formula, we achieved stronger sales and gross profit margins that enabled us to produce bottom line results that exceeded both our guidance and analysts’ estimates,” said Steven G. Miller, Big 5’s Chairman, President and Chief Executive Officer. “We feel that our 3.3% same store sales increase represents a very solid performance by our company, particularly given that we were up against a strong 2002 third quarter, when we posted a 5.3% same store sales gain over the third quarter in the prior year. Our sales trends improved during the 2003 third quarter over the first half of the year, benefiting from the return of more normal weather patterns as well as indications of a healthier consumer environment. This positive momentum bodes well for our business as we move toward the holiday season. We believe we are well positioned for continued strong performance throughout the remainder of this year and into 2004.”

Big 5 reports net income and earnings per diluted share in accordance with GAAP and additionally on a pro forma basis to exclude certain effects of the company’s senior note redemption (as described above) and to exclude certain effects of the company’s IPO, including the exercise of the underwriters’ over-allotment option. The company raised a total of $84.0 million of net proceeds from the IPO, which occurred in June 2002, during the company’s second fiscal quarter, and the exercise of the underwriters’ over-allotment option, which occurred in July 2002, during the company’s third fiscal quarter. During the company’s 2002 third quarter, the company utilized IPO proceeds and borrowings under its credit facility to redeem all of Big 5’s outstanding senior discount notes and preferred stock and to repurchase approximately 500,000 shares of common stock from non-executive employees. The pro forma figures for fiscal 2002 assume that the IPO took place at the beginning of the periods presented and exclude the effects of certain one-time IPO-related and over-allotment expenses, use of funds generated from the reduction of the redemption premium otherwise applicable to the redemption of preferred stock to pay bonuses in connection with the IPO, interest payments and premiums payable on debt redeemed in connection with the IPO, dividends and premiums payable on preferred stock redeemed in connection with the IPO and related income tax effects. Big 5 uses this pro forma reporting internally to evaluate its operating performance without regard to certain non-recurring financial effects of the IPO and the 2003 partial senior note redemption and believes this presentation will provide investors with additional insight into its

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operating results. A reconciliation of the pro forma adjustments to GAAP appears in the financial statements portion of this release.

Store Openings

Big 5 opened seven new stores during the 2003 third quarter and three additional stores subsequent to the end of the quarter, bringing its current total store count to 285. Big 5 plans to complete its fiscal 2003 store openings with the addition of eight more stores before year-end, resulting in a year-end store count of 293 stores.

EPS Guidance

Big 5 expects to realize same store sales growth in the low to mid single-digit range for the fourth fiscal quarter of 2003, resulting in earnings per diluted share in the range of $0.44 to $0.48. For the fiscal year ending December 28, 2003, the company’s guidance has been increased from the prior quarter. The company currently expects to realize same store sales growth for the fiscal year in the low single-digit range, resulting in earnings per diluted share of $1.21 to $1.25. The quarterly estimate of earnings per diluted share is calculated in accordance with GAAP. The full-year estimate of earnings per diluted share excludes $0.04 per diluted share, recorded in the fiscal 2003 first quarter, related to the charge associated with the partial redemption of the company’s senior notes.

Conference Call Information

Big 5 will host a conference call and audio webcast today at 2:00 p.m. (Pacific) to discuss financial results for the quarter ended September 28, 2003. The webcast will be available at www.big5sportinggoods.com and archived for three months.

About Big 5 Sporting Goods Corporation

Big 5 is the leading sporting goods retailer in the western United States, operating 285 stores in 10 states under the “Big 5 Sporting Goods” name. Big 5 provides a full-line product offering of over 25,000 stock keeping units in a traditional sporting goods store format that averages 11,000 square feet. Big 5’s product mix includes athletic shoes, apparel and accessories, as well as a broad selection of outdoor and athletic equipment for team sports, fitness, camping, hunting, fishing, tennis, golf, snowboarding and in-line skating.

Except for historical information contained herein, the statements in this release are forward-looking and made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve known and unknown risks and uncertainties, which may cause Big 5’s actual results in future periods to differ materially from forecasted results. Those risks and uncertainties include, among other things, the competitive environment in the sporting goods industry in general and in Big 5’s specific market areas, inflation, product availability and growth opportunities, seasonal fluctuations, weather conditions, changes in costs of goods and economic conditions in general. Those and other risks are more fully described in Big 5’s filings with the Securities and Exchange Commission, including the Annual Report on Form 10-K filed on March 31, 2003. Big 5 disclaims any obligation to update any such factors or to publicly announce results of any revisions to any of the forward-looking statements contained herein to reflect future events or developments.

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FINANCIAL TABLES FOLLOW

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BIG 5 SPORTING GOODS
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)
(in thousands, except earnings per share data)

	As Reported		Pro Forma
	13 Weeks Ended		13 Weeks Ended (1)

	September 28,	September 29,	September 29,
	2003	2002	2002

Net sales	$183,275	$170,913	$170,913
Cost of goods sold, buying and occupancy	118,065	111,806	111,806

Gross profit	65,210	59,107	59,107

Selling and administrative	48,348	44,450	43,979
Depreciation and amortization	2,585	2,335	2,335

Operating income	14,277	12,322	12,793
Premium and unamortized financing fees
related to redemption of debt	—	4,498	—
Interest expense, net	2,848	3,487	3,485

Income before income taxes	11,429	4,337	9,308
Income tax	4,685	1,741	3,777

Net income	6,744	2,596	5,531
Redeemable preferred stock dividends
and redemption premium	—	4,010	—

Net income available to common stockholders	$6,744	$(1,414)	$5,531

Earnings per share:
Basic	$0.30	$(0.07)	$0.25

Diluted	$0.30	$(0.07)	$0.24

Shares used to calculate earnings per share:
Basic	22,664	21,430	22,178
Diluted	22,781	21,430	22,664

BIG 5 SPORTING GOODS
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)
(in thousands, except earnings per share data)

	As Reported		Pro Forma
	39 Weeks Ended		39 Weeks Ended (1)

	September 28,	September 29,	September 28,	September 29,
	2003	2002	2003	2002

Net sales	$517,917	$490,749	$517,917	$490,749
Cost of goods sold, buying and occupancy	332,260	317,002	332,260	317,002

Gross profit	185,657	173,747	185,657	173,747

Selling and administrative	139,991	132,370	139,991	129,364
Depreciation and amortization	7,628	7,157	7,628	7,157

Operating income	38,038	34,220	38,038	37,226
Premium and unamortized financing fees related to redemption of debt	1,483	4,564	—	—
Interest expense, net	8,744	12,298	8,744	10,523

Income before income taxes	27,811	17,358	29,294	26,703
Income tax	11,402	7,103	12,010	10,932

Net income	16,409	10,255	17,284	15,771
Redeemable preferred stock dividends and redemption premium	—	7,999	—	—

Net income available to common stockholders	$16,409	$2,256	$17,284	$15,771

Earnings per share:
Basic	$0.72	$0.13	$0.76	$0.71

Diluted	$0.72	$0.12	$0.76	$0.70

Shares used to calculate earnings per share:
Basic	22,646	17,202	22,646	22,178
Diluted	22,720	18,414	22,720	22,664

BIG 5 SPORTING GOODS
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

(1)	The above pro forma statements are based upon the company’s unaudited consolidated financial statements, with certain adjustments. This presentation is not in accordance with, or an alternative for, generally accepted accounting principles (GAAP) and may not be consistent with the presentation used by other companies. However, Big 5 uses this pro forma reporting internally to evaluate its operating performance without regard to certain non-recurring financial effects of its initial public offering in 2002 or certain financial effects of the 2003 partial senior note redemption and believes this presentation will provide investors with additional insight into its operating results. The following table reconciles the pro forma data to that reported in the financial statements by making certain adjustments for the 2003 partial senior note redemption and as if the initial public offering, including the exercise of the underwriters’ over-allotment option, were completed at the beginning of the periods presented.

	13 Weeks Ended	39 Weeks Ended

	September 29,	September 28,	September 29,
(in thousands except earnings per share data)	2002	2003	2002

Reported net income available to common stockholders	$(1,414)	$16,409	$2,256
Redeemable preferred stock dividends (a)	4,010	—	7,999

Reported net income	2,596	16,409	10,255
Bonus expense (b)	471	—	1,962
Management fees (c)	—	—	1,044
Interest expense (d)	2	—	1,775
Premium and unamortized financing fees related to redemption of debt (e)	4,498	1,483	4,564
Income taxes (f)	(2,036)	(608)	(3,829)

Pro forma net income available to common stockholders	$5,531	$17,284	$15,771

Pro forma earnings per share - diluted	$0.24	$0.76	$0.70

Pro forma weighted average shares outstanding - diluted	22,664	22,720	22,664

(a)	To eliminate dividends and redemption premium on preferred stock redeemed in connection with the initial public offering.

(b)	To eliminate from selling and administrative expenses, the payment of bonuses that was funded through a reduction of the redemption price that would otherwise have been applicable to redemption of the company’s outstanding preferred stock.

(c)	To eliminate from selling and administrative expenses, management services agreement fees and the management services agreement termination cost incurred in connection with the initial public offering.

(d)	To eliminate interest expense and amortization of debt issue costs associated with the senior discount notes redeemed in connection with the initial public offering and to reflect interest expense on incremental borrowings under the credit facility.

(e)	To eliminate the premium and unamortized financing fees associated with the 2003 partial redemption of senior notes (2003 adjustment only) and the redemption of the senior discount notes in connection with the initial public offering (2002 adjustment only).

(f)	To reflect tax expense (benefit) for items (b) through (e) noted above at the effective tax rate.

BIG 5 SPORTING GOODS
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)
(in thousands)

	September 28,	December 29,
	2003	2002

Assets
Current assets
Cash	$5,950	$9,441
Merchandise inventory	178,381	169,529
Other current assets	6,245	11,442

Total current assets	190,576	190,412

Property and equipment, net	43,554	45,104
Other long-term assets	20,896	22,459

Total assets	$255,026	$257,975

Liabilities and Stockholders’ Equity
Current liabilities	$107,057	$117,645
Deferred rent	11,590	11,525
Long-term debt	116,296	125,131

Total liabilities	234,947	254,301

Net stockholders’ equity	20,083	3,674

Total liabilities and stockholders’ equity	$255,026	$257,975